REPUBLIC OF KENYA

OFFICE OF THE TREASURY

14TH JANUARY, 2019

Dear Sir,

<u>RE: MEMORANDUM ON AMERICATOWNE INVOICE PAYMENTS</u>

The matter refers on the pending payment that have not been dispatched to the supplier account on the awarded tenders for the county and National government for the financial year 2018/2019

The allocation of payments approximately 400 million (USD)have been worked on from the National development account and only awaiting the approval of the Honorable cabinet secretaries on this matter to enable the supplier move with speed and do the necessary in good time.

Your response on this matter will be highly appreciated.

Yours Faithfully,

PATRICK NJOROGE (HON)

GOVERNOR CENTRAL BANK,

Cc: Cabinet Secretary National Treasury